Exhibit 99.3

Pactiv Evergreen Inc.

Updated Selected Historical Financial Data by Segment

(In millions)

(Unaudited)

Background

In the second quarter of 2023, in conjunction with the previously announced restructuring of the Company’s legacy Beverage Merchandising segment, the Company implemented a new operating and reporting structure resulting in the combination of the legacy Food Merchandising and Beverage Merchandising segments, creating the Food and Beverage Merchandising segment. The Company also reorganized the management of certain product lines from the Foodservice segment to the Food and Beverage Merchandising segment. Therefore, as of the end of the second quarter of 2023, management analyzes the results of the business through the following reportable segments: Foodservice; and Food and Beverage Merchandising. The Company’s reportable segments are described as follows:

Foodservice - Manufactures a broad range of products that enable consumers to eat and drink where they want and when they want with convenience. Foodservice manufactures food containers, drinkware (hot and cold cups and lids), tableware, serviceware and other products which make eating on-the-go more enjoyable and easy to do.

Food and Beverage Merchandising - Manufactures products that protect and attractively display food and beverages while preserving freshness. Food and Beverage Merchandising products include cartons for fresh refrigerated beverage products, primarily serving dairy (including plant-based, organic and specialties), juice and other specialty beverage end-markets, clear rigid-display containers, containers for prepared and ready-to-eat food, trays for meat and poultry and egg cartons. It also produces fiber-based liquid packaging board for its internal requirements and to sell to other fresh beverage carton manufacturers. Prior to June 2023, it also produced a range of paper-based products which it sold to paper and packaging converters.

To reflect the current reportable segment structure and the change in the management of certain product lines, we recasted selected unaudited financial information for the years ended December 31, 2022 and 2021, the four quarters of the year ended December 31, 2022 and the three months ended March 31, 2023. There were no changes to the Reportable Segment Total amounts presented in the accompanying selected recast unaudited financial information.

Information by Segment

The Company presents reportable segment Adjusted EBITDA as this is the financial measure by which our Chief Operating Decision Maker (“CODM”), who is our President and Chief Executive Officer, allocates resources and analyzes the performance of its reportable segments.

A segment’s Adjusted EBITDA represents its earnings before interest, tax, depreciation and amortization and is further adjusted to exclude certain items, including but not limited to, restructuring, asset impairment and other related charges, gains or losses on the sale of businesses and noncurrent assets, non-cash pension income or expense, operational process engineering-related consultancy costs, business acquisition and integration costs and purchase accounting adjustments, unrealized gains or losses on derivatives, foreign exchange gains or losses on cash and gains or losses on certain legal settlements.

Reportable segment assets represent trade receivables, inventory and property, plant and equipment.

	Foodservice	Food and Beverage Merchandising	Reportable Segment Total
For the Year Ended December 31, 2022
Net revenues	$2,748	$3,391	$6,139
Intersegment revenues	—	158	158
Total reportable segment net revenues	2,748	3,549	6,297
Adjusted EBITDA	463	412	875
Depreciation & amortization	182	155	337
Capital expenditures	90	160	250
Reportable segment assets	1,385	1,884	3,269

For the Year Ended December 31, 2021
Net revenues	$2,305	$3,030	$5,335
Intersegment revenues	—	96	96
Total reportable segment net revenues	2,305	3,126	5,431
Adjusted EBITDA	290	277	567
Depreciation & amortization	167	174	341
Capital expenditures	106	166	272
Reportable segment assets	1,361	1,707	3,068

For the Three Months Ended March 31, 2023
Net revenues	$614	$815	$1,429
Intersegment revenues	—	35	35
Total reportable segment net revenues	614	850	1,464
Adjusted EBITDA	106	101	207

For the Three Months Ended December 31, 2022
Net revenues	$633	$837	$1,470
Intersegment revenues	—	35	35
Total reportable segment net revenues	633	872	1,505
Adjusted EBITDA	85	109	194

For the Three Months Ended September 30, 2022
Net revenues	$713	$870	$1,583
Intersegment revenues	—	50	50
Total reportable segment net revenues	713	920	1,633
Adjusted EBITDA	107	102	209

For the Three Months Ended June 30, 2022
Net revenues	$749	$864	$1,613
Intersegment revenues	—	42	42
Total reportable segment net revenues	749	906	1,655
Adjusted EBITDA	161	111	272

For the Three Months Ended March 31, 2022
Net revenues	$653	$820	$1,473
Intersegment revenues	—	31	31
Total reportable segment net revenues	653	851	1,504
Adjusted EBITDA	110	90	200